Exhibit 99.1

Pattern Energy Reports First Quarter Results

- Declares increased dividend of $0.352 per Class A common share for second quarter 2015 -

- Expands owned capacity to 2,112 MW and identified ROFO list to 814 MW -

SAN FRANCISCO, California, May 7, 2015 – Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the first quarter of 2015.

Highlights

(Comparisons made between fiscal Q1 2015 and fiscal Q1 2014 results, unless otherwise noted)

•	Cash available for distribution (CAFD) of $9.3 million, down 48%

•	Adjusted EBITDA of $46.7 million, up 26%

•	Proportional GWh sold of 929 GWh, up 70%

•	Revenue of $64.9 million, up 31%

•	Declared a second quarter dividend of $0.3520 per Class A common share or $1.408 on an annualized basis, subsequent to the end of the period, representing a 3% increase over the previous quarter’s dividend

•	Added three new projects to the identified Right of First Offer (ROFO) list consisting of Amazon Wind Farm (Fowler Ridge), Mont Sainte-Marguerite and, subsequent to the end of the period, North Kent; the identified ROFO list stands at 814 MW of owned capacity

•	Entered into definitive agreements to acquire four wind power facilities, subsequent to the end of the period, K2 and Amazon Wind Farm (Fowler Ridge) from Pattern Development and Post Rock Wind and Lost Creek Wind from Wind Capital Group, LLC

•	Increased its CAFD per share compound annual growth rate (CAGR) target to 12-15 percent from 10-12 percent over the next three years, subsequent to the end of the period

•	Pattern Development acquired a majority stake in Tokyo-based Green Power Investment Corporation (GPI), which has approximately 1,000 MW in near and longer term wind and solar projects in development and Pattern Development’s interest in GPI’s projects is subject to Pattern Energy’s ROFO

•	Pattern Development signed a joint venture agreement with CEMEX Energia, a subsidiary of CEMX S.A.B. (NYSE: CX), to develop renewable energy projects throughout Mexico and Pattern Development’s interest in the joint venture’s projects is subject to Pattern Energy’s ROFO

•	Completed a $351 million follow-on primary and secondary equity offering

“We continue to grow our portfolio of high-quality assets which now stands at 2,112 MW of owned capacity with the recent addition of four new projects, including our first acquisition from a third party. At the same time, we continue to add new projects to our identified ROFO list, like the recent North Kent announcement. The identified ROFO list and Pattern Development’s pipeline of development-stage projects in North America, Japan and Mexico provide clear visibility into our growth trajectory. As such, we have increased our cash available for distribution per share CAGR target to 12-15 percent through 2017,” said Mike Garland, President and CEO of Pattern Energy. “It’s a great portfolio in strong markets. Despite the short-term wind variability in the first quarter, the underlying business continues to perform well – as we grow our portfolio and a strong pipeline of near-term projects.”

Financial Results

Pattern Energy sold 929,420 MWh of electricity on a proportional basis in the first quarter of 2015 compared to 546,290 MWh sold in the same period in 2014. The increase was primarily attributable to the commencement of commercial operations at South Kent, Panhandle 1, Panhandle 2, Grand and El Arrayán at various times in 2014. Overall, production for the first quarter was impacted by low wind levels which were independently reported to be 20 percent, or more, below normal across the western United States and Texas. These wind levels resulted in a 20 percent variance in Pattern Energy’s production during the first quarter compared to its long-term forecast.

Net loss was $22.1 million in the first quarter of 2015, which remained relatively unchanged compared to $21.9 million in the same period last year.

Adjusted EBITDA was $46.7 million for the first quarter of 2015 compared to $37.2 million in the same period last year. The increase in Adjusted EBITDA was primarily attributable to the commencement of commercial operations at the five projects referenced above. The increase was curbed by lower electricity production due to the low wind levels referenced above. A reconciliation of Adjusted EBITDA to net loss determined in accordance with GAAP is shown below.

Cash available for distribution was $9.3 million in the first quarter of 2015 compared to $17.8 million in the same period last year. The change is primarily attributable to lower electricity production due to the low wind levels referenced above as well as increases of $9.2 million in project expenses from commencement of operations at new projects, $2.8 million in operating expenses, $3.3 million in interest expense and $2.6 million in principal payments from operating cash. The impact was partially offset by additional electricity sales from the commencement of commercial operations at Panhandle 1, El Arrayán, and Panhandle 2 and a $6.1 million cash distribution from unconsolidated investments. A reconciliation of cash available for distribution to net cash provided by operating activities determined in accordance with GAAP is shown below.

Quarterly Dividend

Pattern Energy declared an increased dividend for the second quarter 2015, payable on July 30, 2015, to holders of record on June 30, 2015, in the amount of $0.3520 per Class A share, which represents $1.408 on an annualized basis. This is a 3 percent increase from the first quarter 2015 dividend of $0.342.

Construction Pipeline

The table below outlines Pattern Energy’s projects currently in construction, the capacity owned or under contract to be acquired and each project’s anticipated commencement date for commercial operation.

Asset	Location	Owned MW	Commercial Operation
K2	Ontario	90	Q2 2015
Logan’s Gap	Texas	164	Q4 2015
Amazon Wind Farm (Fowler Ridge)	Indiana	116	Q4 2015
Total		370

In April 2015, Pattern Energy entered into an agreement to acquire an owned interest of 90 MW in the 270 MW K2 Wind power project located in Ontario, Canada from Pattern Development. The project has a 20-year power purchase agreement (PPA) with the Independent Electricity System Operator (IESO). The project is expected to reach commercial operation in the second quarter of 2015.

In April 2015, Pattern Energy acquired the 150 MW Amazon Wind Farm (Fowler Ridge) project located in Benton County, Indiana. The project has entered into a 13-year PPA with Amazon Web Services, an Amazon.com company, to supply electricity for its datacenters. The project is expected to reach commercial operation in late 2015.

Third-party Acquisitions

In April, Pattern Energy entered into definitive agreements with Wind Capital Group, LLC (“WCG”) to acquire an aggregate owned 270 MW interest in two operational wind power facilities from WCG and its affiliates.

Pattern Energy has agreed to acquire an interest in the 201 MW Post Rock Wind facility in Kansas, which is fully contracted under a long-term agreement with Westar, which has a BBB+ credit rating.

Pattern Energy also agreed to acquire an interest in the 150 MW Lost Creek Wind facility in Missouri, which is fully contracted under a long-term agreement with Associated Electric Cooperative Incorporated, which has an AA credit rating.

The transactions are expected to close within 30-60 days, subject to receipt of certain regulatory approvals and satisfaction or waiver of other customary conditions.

Acquisition Pipeline

Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development.

In 2015, Pattern Energy has announced the addition of three new projects to its list of identified ROFO projects from Pattern Development, consisting of 116 MW of the 150 MW Amazon Wind Farm (Fowler Ridge) in January, which has also now been acquired from Pattern Development, the 147 MW Mont Sainte-Marguerite Wind project in February and 43 MW of the 100 MW North Kent Wind project in April. With these new additions, the identified ROFO list now consists of eight projects with a rated capacity of 1,399 MW and a total owned capacity of 814 MW.

The North Kent Wind project, which is located in the Regional Municipality of Chatham-Kent, Ontario, has a 20-year PPA to supply IESO with electricity. Construction of the project is expected to begin by the end of 2016 and it is expected to reach completion at the end of 2017.

Since its IPO, Pattern Energy has purchased 756 MW from Pattern Development. The table below sets forth the current list of identified ROFO projects:

Asset	Location	Owned MW	Commercial Operation
Gulf Wind	Texas	76	Operational
Armow	Ontario	90	2015 (In construction)
Meikle	British Columbia	185	2016 (Ready for financing)
Conejo Solar	Chile	73	2016 (Ready for financing)
Belle River	Ontario	50	2017 (Securing final permits)
Henvey Inlet	Ontario	150	2017 (Late-stage development)
Mont Sainte-Marguerite	Québec	147	2017 (Late-stage development)
North Kent	Ontario	43	Late 2017 (Late-stage development)
Total		814

The list of identified ROFO projects represents a portion of Pattern Development’s 4,500 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO. The 4,500 MW include Pattern Development’s interests in both its recently acquired majority stake in Tokyo-based GPI and its recently announced joint venture with CEMEX Energia in Mexico. GPI has up to 1,000 MW of near and longer term wind and solar projects in development. The joint venture between Pattern Development and CEMEX Energia has a goal of developing 1,000 MW of wind and solar generation in Mexico over the next five years where recent reforms set a mandate of 35% of generation to come from clean resources by 2024.

Adjusted EBITDA and Cash Available for Distribution Reconciliations

The following tables reconcile net loss to Adjusted EBITDA and net cash provided by operating activities to cash available for distribution, respectively, for the periods presented (in thousands):

	Three months ended March 31,
	2015	2014
Net loss	$(22,059)	$(21,899)
Plus:
Interest expense, net of interest income	17,699	14,418
Tax benefit	(746)	(2,032)
Depreciation and accretion	29,056	21,177

EBITDA	$23,950	$11,664

Unrealized (gain) loss on energy derivative	(2,972)	7,733
Unrealized loss on derivatives, net	2,441	3,723
Interest rate derivative settlements	959	1,017
Net loss on transactions	1,284	—
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	5,438	253
Depreciation and accretion	4,509	187
Unrealized loss on interest rate and currency derivatives, net	11,134	12,595
Realized loss on interest rate and currency derivatives	—	22

Adjusted EBITDA	$46,743	$37,194

	Three months ended March 31,
	2015	2014
Net cash provided by operating activities	$16,239	$16,405
Changes in operating assets and liabilities	(4,657)	6,773
Other	(144)	(122)
Network upgrade reimbursement	618	618
Release of restricted cash to fund general and administrative costs	—	54
Operations and maintenance capital expenditures	(38)	(54)
Transaction costs for acquisitions	420	—
Distributions from unconsolidated investment	6,076	—
Less:
Distributions to noncontrolling interests	(748)	—
Principal payments paid from operating cash flows	(8,435)	(5,830)

Cash available for distribution	$9,331	$17,844

Conference Call and Webcast

Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Thursday, May 7, 2015. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (800) 524-8950 or (416) 260-0113 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (888) 203-1112 or (647) 436-0148 and enter access code 6681718. The replay recording will be available until 11:59 p.m. Eastern Time, May 14, 2015.

A live webcast of the conference call will be also available on the events page in the investor section of Pattern’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of 16 wind power facilities, including three projects it has agreed to acquire, with a total owned interest of 2,112 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements the ability to achieve its increased CAFD per share CAGR target, the ability to consummate the acquisitions of each of Post Rock Wind and Lost Creek Wind from WCG, the ability of the Pattern Development joint venture with CEMEX Energia to develop renewable energy projects in the next five years, the anticipated commencement date for commercial operations for the projects in the Company’s construction pipeline, and the expected construction completion date of the K2 project. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com

Pattern Energy Group Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share data)

(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$243,330	$101,656
Restricted cash	6,247	7,945
Trade receivables	35,020	35,759
Related party receivable	549	671
Reimbursable interconnection costs	1,909	2,532
Derivative assets, current	19,258	18,506
Current net deferred tax assets	307	318
Prepaid expenses and other current assets	14,280	27,954
Deferred financing costs, current, net of accumulated amortization of $3,888 and $3,493 as of March 31, 2015 and December 31, 2014, respectively	1,756	1,747

Total current assets	322,656	197,088
Restricted cash	23,133	39,745
Turbine advances	110,941	79,637
Construction in progress	57,163	26,195
Property, plant and equipment, net of accumulated depreciation of $302,354 and $278,291 as of March 31, 2015 and December 31, 2014, respectively	2,300,505	2,350,856
Unconsolidated investments	14,756	29,079
Derivative assets	49,204	49,369
Deferred financing costs	4,764	5,166
Net deferred tax assets	11,097	5,474
Other assets	14,335	12,678

Total assets	$2,908,554	$2,795,287

Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$25,248	$24,793
Accrued construction costs	11,843	20,132
Related party payable	1,188	5,757
Accrued interest	1,237	3,634
Dividends payable	23,779	15,734
Derivative liabilities, current	16,498	16,307
Revolving credit facility	—	50,000
Current portion of long-term debt, net of financing costs of $9,585 and $11,868 as of March 31, 2015 and December 31, 2014, respectively	160,422	109,693
Current net deferred tax liabilities	149	149
Current portion of contingent liabilities	4,000	4,000

Total current liabilities	244,364	250,199
Long-term debt, net of financing costs of $23,841 and $24,887 as of March 31, 2015 and December 31, 2014, respectively	1,280,029	1,304,165
Derivative liabilities	25,109	17,467
Asset retirement obligations	28,721	29,272
Net deferred tax liabilities	23,500	20,418
Contingent liabilities	761	175
Other long-term liabilities	9,460	8,857

Total liabilities	1,611,944	1,630,553

Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 69,088,306 and 62,088,306 shares issued as of March 31, 2015 and December 31, 2014, respectively; 69,052,752 and 62,062,841 shares outstanding as of March 31, 2015 and December 31, 2014, respectively	691	621
Additional paid-in capital	897,220	723,938
Accumulated loss	(64,525)	(44,626)
Accumulated other comprehensive loss	(62,432)	(45,068)
Treasury stock, at cost; 35,554 and 25,465 shares of Class A common stock as of March 31, 2015 and December 31, 2014, respectively	(998)	(717)

Total equity before noncontrolling interest	769,956	634,148
Noncontrolling interest	526,654	530,586

Total equity	1,296,610	1,164,734

Total liabilities and equity	$2,908,554	$2,795,287

Pattern Energy Group Inc.

Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

(Unaudited)

	Three months ended March 31,
	2015	2014
Revenue:
Electricity sales	$54,984	$53,871
Energy derivative settlements	6,169	2,735
Unrealized gain (loss) on energy derivative	2,972	(7,733)
Related party revenue	803	513
Other revenue, net	(62)	231

Total revenue	64,866	49,617

Cost of revenue:
Project expense	25,246	16,074
Depreciation and accretion	29,056	21,177

Total cost of revenue	54,302	37,251

Gross profit	10,564	12,366

Operating expenses:
General and administrative	6,221	3,903
Related party general and administrative	1,808	1,280

Total operating expenses	8,029	5,183

Operating income	2,535	7,183

Other income (expense):
Interest expense	(17,918)	(14,621)
Interest rate derivative settlements	(959)	(1,017)
Unrealized loss on derivatives, net	(2,441)	(3,723)
Equity in losses in unconsolidated investments	(3,082)	(12,548)
Related party income	668	628
Net loss on transactions	(1,284)	—
Other (expense) income, net	(324)	167

Total other expense	(25,340)	(31,114)

Net loss before income tax	(22,805)	(23,931)
Tax benefit	(746)	(2,032)

Net loss	(22,059)	(21,899)
Net loss attributable to noncontrolling interest	(2,160)	(7,010)

Net loss attributable to controlling interest	$(19,899)	$(14,889)

Earnings per share information:
Cash dividends declared on Class A common shares	(23,624)	(11,179)

Net loss attributable to common stockholders	$(43,523)	$(26,068)

Weighted average number of shares:
Class A common stock - Basic	65,892,005	35,533,166
Class A common stock - Diluted	65,892,005	51,421,931
Class B common stock - Basic and diluted	N/A	15,555,000
Earnings (loss) per share
Class A common stock:
Basic loss per share	$(0.30)	$(0.20)

Diluted loss per share	$(0.30)	$(0.29)

Class B common stock:
Basic and diluted loss per share	N/A	$(0.51)

Cash dividends declared per Class A common share	$0.34	$0.31

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Three months ended March 31,
	2015	2014
Operating activities
Net loss	$(22,059)	$(21,899)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	29,056	21,177
Loss on disposal of equipments	354	—
Amortization of financing costs	1,743	1,395
Unrealized loss (gain) on derivatives	(531)	11,456
Stock-based compensation	815	533
Deferred taxes	(878)	(2,032)
Equity in losses (earnings) in unconsolidated investments	3,082	12,548
Changes in operating assets and liabilities:
Trade receivables	288	(6,357)
Prepaid expenses and other current assets	5,207	4,027
Other assets (non-current)	(80)	(122)
Accounts payable and other accrued liabilities	(688)	(5,021)
Related party receivable/payable	565	(155)
Accrued interest payable	(2,374)	855
Contingent liabilities	593	—
Long-term liabilities	1,146	—

Net cash provided by operating activities	16,239	16,405

Investing activities
Decrease in restricted cash	21,042	300
Increase in restricted cash	(5,055)	(1)
Capital expenditures	(63,956)	314
Distribution from unconsolidated investments	6,076	—
Contribution to unconsolidated investments	—	(1,283)
Reimbursable interconnection receivable	623	1,418
Other assets (non-current)	—	618

Net cash (used in) provided by investing activities	(41,270)	1,366

Pattern Energy Group Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Three months ended March 31,
	2015	2014
Financing activities
Proceeds from public offering, net of expenses	$196,923	$(135)
Repurchase of shares for employee tax withholding	(281)	(26)
Dividends paid	(15,578)	(11,082)
Capital distributions - noncontrolling interest	(748)	—
Decrease in restricted cash	8,763	4,668
Increase in restricted cash	(12,062)	(7,707)
Refund of deposit for letters of credit	3,425	—
Payment for deferred financing costs	(4)	(589)
Repayment of revolving credit facility	(50,000)	—
Proceeds from short-term debt	47,595	—
Repayment of long-term debt	(8,435)	(5,830)

Net cash provided by (used in) financing activities	169,598	(20,701)

Effect of exchange rate changes on cash and cash equivalents	(2,893)	(296)

Net change in cash and cash equivalents	141,674	(3,226)
Cash and cash equivalents at beginning of period	101,656	103,569

Cash and cash equivalents at end of period	$243,330	$100,343

Supplemental disclosure
Cash payments for interest expenses, net of capitalized interest	$18,442	$12,398
Schedule of non-cash activities
Amortization of deferred financing costs - included as construction in progress	2,515	—
Change in property, plant and equipment	(23,061)	(9,897)